EX-99.h3

                                    AMENDMENT
                                       TO
                            ADMINISTRATION AGREEMENT
                                     BETWEEN
                              JNL VARIABLE FUND LLC
                                       AND
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC



     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company ("Administrator"), and JNL VARIABLE FUND LLC, a Delaware limited liability company ("Fund").

     WHEREAS, the Administrator and the Fund entered into an Administration Agreement dated as of January 31, 2001 ("Agreement"), whereby the Administrator agreed to provide certain administrative services to the investment portfolios of the JNL Variable Fund LLC (each a "Series"); and

     WHEREAS, pursuant to the Agreement, each Series agreed to pay the Administrator for the services provided and the expenses assumed by each Series as set forth in Schedule B to the Agreement, and the Administrator agreed to accept such fee as full compensation under the Agreement for such services and expenses which included charges for services and expenses of each Series' legal counsel; and

     WHEREAS, the Managers of the Fund have agreed by written consent to exclude from the Administration Agreement the charges for services and expenses of independent counsel to the disinterested Managers (as defined in the Investment Company Act of 1940, as amended), effective as of January 1, 2002.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, effective as of January 1, 2002, as follows:

1. Sub-section 2.1.7 of the Administration Agreement is hereby deleted in its entirety and replaced by a new Sub-section 2.1.7 which shall read:

          "2.1.7 "Legal and Accounting Fees. All charges for services and expenses of a Series' legal counsel and independent auditors excluding, however, the charges for services and expenses of independent legal counsel to the disinterested Managers (as defined in the Investment Company Act of 1940, as amended);"

2. Section 2.2 of the Administration Agreement is hereby amended by replacing the period at the end of Sub-section 2.2.6 with a semi-colon, and by adding to the end of Section 2.2 a new Sub-section 2.2.7 which shall read:

          "2.2.7 Independent Legal Counsel to Disinterested Managers. All charges for services and expenses of independent legal counsel to the disinterested Managers (as defined in the Investment Company Act of 1940, as amended)."

     IN WITNESS WHEREOF, the Administrator and the Fund have caused this Amendment to be executed as of this 20th day of March, 2002.

JACKSON NATIONAL ASSET              JNL VARIABLE FUND LLC
MANAGEMENT, LLC


By:   /s/ Mark D. Nerud               By:   /s/ Andrew B. Hopping
     -------------------------------       ----------------------------------

Name:   Mark D. Nerud                 Name:  Andrew B. Hopping
        ----------------------------        ---------------------------------

Title:   Chief Financial Officer      Title:   President
        ----------------------------         --------------------------------